EXHIBIT 8

               Delaware Valley Financial Services Administrative Agreement appointing Delaware Valley Financial Services by American International Life Assurance Company of New York and AIG Life Company

                    DELAWARE VALLEY FINANCIAL SERVICES, INC.

                            ADMINISTRATIVE AGREEMENT


Client:           American International Life Assurance Company of New York
                  70 Pine Street
                  New York, NY  10720

Date:             October 1, 1986

Initial Term:     Three (3) years.

Background: Client wishes to appoint Delaware Valley Financial Services, Inc. ("DVFS") as the exclusive administrator of certain Single Premium Variable Annuity policies issued by Client and its affiliated insurers (as defined in Section 9.13 of this Agreement).

         INTENDING TO BE LEGALLY BOUND, and in consideration of the mutual agreements stated below, Client and DVFS agree as follows:

                      SECTION 1: APPOINTMENT AND ACCEPTANCE

         1.1 Appointment of DVFS. During the term of this Agreement, Client appoints DVFS as its exclusive administrator of the policies described on the attached Schedule A ("Policies") , subject to the terms and conditions of this Agreement. Schedule A may be amended from time to time by the mutual written agreement of Client and DVFS.

         1.2 Acceptance by DVFS. DVFS accepts such appointments as Client's exclusive administrator of the Policies.

         1.3 Start-Up Procedure. The parties shall use their best efforts to implement and perform the start-up processes and procedures described on the attached Schedule B, in accordance with the schedules and subject to the testing and acceptance criteria stated on Schedule B. Schedule B may be amended from time to time by the mutual agreement of Client and DVFS. If, despite using best efforts, the parties are unable to complete such start-up processes and procedures within 90 days after the completion date stated on Schedule B, then either party may terminate this Agreement immediately upon notice to the other party.

                               SECTION 2: SERVICES

         2.1 General Services. During the term of this Agreement, DVFS shall perform services of the type described on the attached Schedule C ("Services"), subject to the terms and conditions of this Agreement. Schedule C may be amended from time to time by the mutual written agreement of Client and DVFS, or by the agreement of any Authorized Employee (as defined in Section 2.2) and DVFS as contemplated by Section 2.2.

         2.2 Client's Authorized Employees. Subject to the limitations and conditions stated on the attached Schedule D, Client authorizes the employees named on the attached Schedule D ("Authorized Employee") to (a) coordinate communications with DVFS with respect to this Agreement, (b) provide to DVFS requests and instructions with respect to the Services, (c) clarify with DVFS the specific scope and timing of records maintained, reports prepared and other Services performed by DVFS, and (d) agree in writing with DVFS on changes in the Base Compensation payable by Client to DVFS under Section 3.1 to reflect changes in the scope and timing of the Services. Client may amend Schedule D from time to time by giving written notice to DVFS of the amendment, but no amendment to Schedule D shall be effective unless and until it is received by DVFS.

         2.3 DVFS Personnel and Facilities. DVFS shall maintain such personnel and facilities as it deems necessary, in its sole discretion, to perform the Services. Client acknowledges that DVFS owns, and will use to perform the Services, certain computer programs and related documentation and materials ("System") which constitute trade secrets and proprietary property of DVFS. No provision of this Agreement is intended to grant to Client, and Client shall not have, any right to use, or any right to access to, any part of the System, except to the extent permitted under Section 5.4 and 7.3(h).

         2.4 Regulatory Changes. If there are changes in any federal, state or local law, rule or regulation which affect the Services, or if any regulatory agency having jurisdiction over Client takes a position which effects the Services and of which DVFS is notified in writing by Client, then DVFS shall use its best efforts to develop and implement changes in the System or Services and take other actions reasonably required so that the Services continue to satisfy applicable laws, rules and regulations. Client acknowledges that any change in the System contemplated by this Section 2.4 may result in changes in the scope and timing of records maintained, reports prepared and other Services performed by DVFS. If so, the parties shall negotiate in good faith appropriate and corresponding changes in the Base Compensation payable by Client to DVFS under
                  Section 3.1.

          2.5 Excused Performance. As used herein, "Force Majeure" means any Act of God, act of civil or military authority, war, criminal act, fire, explosion, earthquake, flood, weather condition, power failure, labor problem, accident, or any other cause, beyond DVFS's reasonable control. If DVFS fails to perform, in whole or in part, any of its obligations under this Agreement as a consequence of any Force Majeure, then (a) such failure to perform shall not constitute a breach of this Agreement for as long as the Force Majeure continues and for a reasonable period thereafter, and DVFS shall have no liability for any loss or damage resulting therefrom, (b) to the extent possible, DVFS shall use its best efforts to perform its obligations under this Agreement, and (c) DVFS shall promptly notify Client in writing of the occurrence of the Force Majeure, its expected duration (if known), and the extent to which the Force majeure is expected to affect DVFS's ability to perform its obligations under this Agreement.

                          SECTION 3: FEES AND EXPENSES

         3.1 Base Compensation. In consideration of the Services to be rendered by DVFS as provided in this Agreement, Client shall pay to DVFS the fees and expenses described on the attached Schedule E ("Base Compensation"). Schedule E may be amended from time to time by the mutual written agreement of Client and DVFS or by the written agreement of any Authorized Employee and DVFS as contemplated by Section 2.2. Schedule E shall be amended as a result of any changes in the Base Compensation agreed to by the parties under Section 2.4 or as a result of any price increase implemented under Section 3.4. The Base Compensation due DVFS shall be payable by client to DVFS no later than 30 days after receipt of DVFS's invoice therefor.


         3.2 Additional Expenses. If DVFS incurs additional costs or expenses in connection with this Agreement, other than those included in the Base Compensation, as a result of any request or instruction of Client or any Authorized Employee, then Client shall reimburse DVFS for any such additional costs and expenses no later than 30 days after receipt of DVFS's invoice therefor. Notwithstanding the foregoing, if the amount of any such additional costs and expenses will exceed $1,000.00, then DVFS shall first obtain the written approval of Client or any Authorized Employee before incurring the same.

         3.3 Regulatory Changes. Client shall pay its proportionate share of all costs and expenses incurred by DVFS in developing and implementing any change under Section 2.4, within 30 days after receipt of DVFS's invoice therefor. DVFS shall determine Client's proportionate share by reasonably allocating all such costs and expenses among all of its clients who are affected.

         3.4 Price Increases. DVFS may increase the fees described on Schedule E to be in effect during any renewal term of this Agreement, by giving notice to Client at least 120 days before the beginning of the renewal term affected.

         3.5 Late Payments. A service charge at an annual rate equal to the prime rate as published in the Eastern Edition of the Wall Street Journal as of the original due date (or, if lower, the maximum rate permitted by applicable law) shall accrue on any amount not paid by Client to DVFS within ten days after the last day for paying such amount under this Agreement, and shall be payable by Client to DVFS on demand.

         3.6 Taxes. The fees and expenses payable by Client under this Agreement do not include, and Client shall timely pay, all sales, use, transfer or other taxes which are levied or imposed by reasons of the transactions contemplated hereby; excluding, however, income taxes on profits which may be levied against DVFS.

                       SECTION 4: DVFS's RESPONSIBILITIES

         4.1 Services. DVFS represents to Client that, based upon DVFS's review of the July 30, 1986 draft of the form of the Policies and the July 31, 1986 memorandum from Victoria Pickering concerning such form, DVFS has the capability to perform the Services. DVFS shall, using reasonable care, perform the Services in accordance with this Agreement and in compliance with all applicable laws, rules and regulations. DVFS shall have no liability under this Section 4.1 unless, within 30 days after the date Client discovered or reasonably should have discovered any material error caused by DVFS's failure to so use reasonable care, DVFS receives notice from Client describing such material error, together with adequate supporting documentation and data.

         4.2 Client's Data. DVFS shall use reasonable care in handling Client's data which is in DVFS's possession. DVFS's only obligation under this Section 4.2 is to maintain, in accordance with prudent standards of insurance record keeping, daily, weekly and monthly off-site backup copies of Client's computer data which is in DVFS's possession. DVFS shall have no liability for any loss or damage arising from Client's failure to maintain backup copies of all data delivered by Client or any of its personnel to DVFS.

         4.3 Confidentiality. In performing its obligations under this Agreement, DVFS may have access to and receive disclosure of certain confidential or proprietary information about Client, including without limitation marketing philosophies and objectives, competitive advantages and disadvantages, financial results, technological developments, names, addresses, telephone numbers and related information ("Confidential Information"). DVFS shall take all reasonable steps necessary to protect and preserve the confidential and proprietary nature of all Confidential Information in its possession, and shall promptly notify Client of any loss or misplacement of any Confidential Information in DVFS's possession. Except as provided in this Agreement or as reasonably required to perform the Services, DVFS shall not, directly or indirectly, disclose, give, sell or otherwise transfer or make available to any third party, or use for any purpose, or make any copies of, any Confidential Information in DVFS's possession. Notwithstanding the foregoing, "Confidential Information" shall not include (a) any information which is or becomes generally available to the public or the insurance industry, other than as a result of a breach of this Agreement by DVFS, (b) any information which is lawfully obtained by DVFS from a third party, provided that the third party is not, to DVFS's knowledge, bound by a nondisclosure agreement with respect thereto, and (c) any information which DVFS already knew or subsequently develops from independent sources.

         4.4 Records and Permits. DVFS shall maintain, at its principal administrative office, for the duration of this Agreement and for a period of five years thereafter, adequate books and records of all transactions between DVFS, Client and persons insured under the Policies, provided that the foregoing shall not require DVFS to retain copies of, or otherwise maintain records of, any data, information, reports, records or other documents sent or returned to Client. Client shall have the right to review such books and records, in accordance with
                  Section 6, subject to any proprietary rights of DVFS in such books and records. DVFS shall maintain, for the duration of this Agreement, all licenses required to be maintained by it under applicable law, rule or regulation.

         4.5 Disclaimer. EXCEPT AS SPECIFICALLY STATED IN THIS AGREEMENT, DVFS MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY NATURE, ORAL OR WRITTEN, EXPRESS OR IMPLIED, CONCERNING THE SERVICES OR ANY OTHER MATTER, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

         4.6 Limitation on Damages. DVFS's total liability under this Agreement will not exceed the greater of (a) the total of all fees actually paid by Client to DVFS during the most recent 12 calendar months, or (b) the amount payable under DVFS's errors and omissions insurance policy(ies), provided that DVFS maintains throughout the term of this Agreement an errors and omissions insurance policy(ies) acceptable by Client in an amount of not less than one million dollars ($1,000,000.00), relating to all of the services to be performed hereunder. DVFS shall at all times as Client may request, but at least once a year, provide Client proof that said policy(ies) of insurance are in force. DVFS shall also notify Client when any claims made against the errors and omissions policy(ies), in the aggregate, total in excess of one hundred thousand dollars ($100,000.00). Neither DVFS nor Client will be liable for any special, indirect or consequential damages of any nature, whether or not foreseeable.

         4.7 Other Persons. The responsibilities and obligations of DVFS under this Agreement run only to Client, and not to any holder, annuitant, owner, insured or beneficiary of any of the Policies or any other Person. Under no circumstances will any Person be considered a third party beneficiary of this Agreement.

                         SECTION 5: CLIENT'S OBLIGATIONS

         5.1 Data and Documents. Client shall provide to DVFS, as and when necessary, all data concerning the Policies and other information, and all forms, applications, certificates and other documents, reasonably required by DVFS from Client to properly perform the Services. All such data, information and documents provided to DVFS by Client or an Authorized Employee shall be accurate, current and complete, and DVFS shall have the right to fully rely thereon in performing the Services. Client shall maintain backup copies of all data, information and documents provided to DVFS by Client or an Authorized Employee. DVFS shall also have the right to fully rely on any data and information supplied by any holder, annuitant, owner, insured or beneficiary of the Policies, or any agent of the Client.

         5.2 Policies. In offering, selling, issuing, underwriting or otherwise handling the Policies, Client and its affiliated insurers shall obtain all required governmental and regulatory approvals and shall otherwise comply with all applicable federal, state and local laws, rules and regulations.

         5.3 Exclusivity. During the term of this Agreement, DVFS shall be the exclusive administrator of the Policies. Neither Client nor any of its affiliated insurers shall appoint any other Person as administrator of any of the Policies or enter into any administration or similar agreement with any other Person with respect to any of the Policies, nor shall Client or any of its affiliated insurers act as administrator of the Policies.

         5.4 Limited System Access. Client may install a limited number of remote terminals connected to the System via telephone line, for the sole purpose of obtaining, at limited times during DVFS's normal business hours, read-only access to profile information and account values for the Policies. All costs and expenses associated with the installation, connection and use of such terminals shall be paid directly by Client or reimbursed by Client to DVFS within 30 days after receipt of DVFS's invoice therefor. Costs reimbursed to DVFS shall include, without limitation, costs of telephone lines and multiplexers and, at DVFS's option, clock-time and CPU-time charges. If and whenever DVFS determines that such access to the System is disruptive to DVFS's use of the System, DVFS may further restrict the number of remote terminals used and the hours of access, and may impose any other restrictions which DVFS deems necessary. DVFS shall have no liability of any nature arising from any improper use or disclosure of Policy information so obtained by Client. Any information regarding the System itself shall be held in strict confidence by Client and shall not be used for any purpose or disclosed to any Person by Client.

                                SECTION 6: AUDITS

         6.1 General Conditions. Upon reasonable notice to DVFS and at reasonable times, Client may conduct or have conducted audits of the type described in Sections 6.2 and 6.3. Each such audit shall be conducted in a manner which avoids any material disruption to DVFS's business.

         6.2 Records Audits. If the audit involves a review of Client's data and records which are in DVFS's possession, or of DVFS's books and records maintained in accordance with Section 4.4, then, at Client's option, the audit may be conducted by Client's qualified personnel or by a qualified independent auditor selected by Client, in either case, at Client's sole expense.

         6.3 Systems Audits. If the audit involves a review of DVFS's procedures, programs and systems, or of DVFS's proprietary records pertaining to this Agreement, then, at Client's options, the audit may be conducted by Client's qualified personnel or by a qualified independent auditor reasonably satisfactory to DVFS, selected and paid for by Client, provided that such personnel or auditor signs a reasonably acceptable confidentiality agreement with DVFS before beginning the audit.

                       SECTION 7: DURATION AND TERMINATION

         7.1 Term of Agreement. The term of this Agreement begins on the date stated on the first page of this Agreement, and shall continue for the number of years stated as the Initial Term on the first page of this Agreement, and thereafter for successive one year renewal terms (or such other renewal terms as are then mutually agreed upon), unless and until terminated as provided in Section 7.3.

         7.2 Default. The occurrence of any one or more of the following events shall constitute a default under this Agreement by the party to whom the event relates ("Default"):

               (a) Any failure or refusal by Client to pay any amount to DVFS within 15 days after the last day for payment of such amount under this Agreement.

               (b) Any failure or refusal by a party to perform or satisfy any term or condition of this Agreement, if such failure continues for more than 30 days after the other party gives notice thereof to such party, provided that such failure or refusal shall not constitute a Default if more than 30 days are reasonably required for its cure and the party involved commences the cure during such 30-day period and thereafter diligently prosecutes the cure to completion.

               (c) The voluntary or involuntary bankruptcy or insolvency of a party, the voluntary or involuntary dissolution or liquidation of a party, the admission in writing by a party of its inability to pay its debts as they mature, or the assignment by a party for the benefit of creditors.

         7.3 Termination of Agreement. This Agreement may not be terminated by either party except as follows:

               (a) Either party may terminate this Agreement immediately upon notice to the other party if the other party is in Default under this Agreement. If Client is in Default under Section 3, Section 5.3 or Section 8.1 of this Agreement, DVFS may, without terminating this Agreement, withhold its performance of the Services until Client's Default has been cured.

               (b) Either party may terminate this Agreement at the end of the Initial Term by giving notice to the other party at least 180 days before the end of the Initial Term. If DVFS gives Client notice of a price increase to be effective at the end of the Initial Term, then Client may terminate this Agreement at the end of the Initial Term by giving notice to DVFS at least 90 days before the end of the Initial Term.

               (c) Either party may terminate this Agreement at the end of any renewal term by giving notice to the other party at least 90 days before the end of the then current renewal term.

               (d) If, after the Initial Term of the Agreement, the aggregate account values of the Policies fall below $50 million and remain below that amount for a period of more than 90 days, then DVFS may terminate this Agreement upon 120 days prior notice to Client, provided that:

                    (i) By giving written notice to DVFS at least 30 days before the end of such 120-day period, Client may extend the term of this Agreement up to an additional 90 days. During any such extension period, all Base Compensation payable by Client under this Agreement shall be increased by a 20% surcharge.

                    (ii) If the  aggregate  account  values of all policies then administered by DVFS for Client (including the Policies administered under this Agreement and all other policies administered under other agreements between DVFS and Client) exceed $300 million, then DVFS shall not have the right to terminate this Agreement. If, due to the foregoing, DVFS cannot terminate this Agreement, then all Base Compensation payable by Client under this Agreement shall be increased by a 20% surcharge for as long as the aggregate account values of the Policies remain below $50 million.

                    (c) If there is a change in any federal, state or local law, rule or regulation which affects the Services, or if any regulatory agency having jurisdiction over Client takes a position which affects the Services and of which DVFS is notified in writing by Client, and if, despite using its best efforts, DVFS is unable to develop and implement the necessary changes in the System or Services on a timely basis, then Client may give notice to DVFS of its intent to terminate 45 days after DVFS receives such notice unless DVFS is first able to complete the development and implementation of the necessary changes in the System and Services. For purposes of this Section 7.3(e), the necessary changes in the System and Services" means those changes required so that the Services continue to comply in all material respects with all applicable laws, rules, regulations, and other applicable administrative requirements.

                    (d)  If  DVFS  assigns  this  Agreement,   without  Client's
                         consent, in accordance with Section 9.3 (b) and, as a result, there is a significant change in the management of DVFS, then client may terminate this Agreement upon 120 days prior notice to DVFS.

                    (e) If DVFS is unable to substantially perform the Services for more than 30 days due to one of the causes described in Section 2.5, then Client may give notice to DVFS of its intent to terminate this Agreement, and this Agreement shall terminate 15 days after DVFS receives such notice unless DVFS is first able to resume performance of the Services.

                    (f) If DVFS is in default under Section 7.2(c) of this Agreement, Client shall, in its sole discretion, have the option to obtain a nonexclusive license to use the System, on an "as is" basis and limited to use for administering the Policies, in which event Client and DVFS shall negotiate in good faith the fee for the license and other terms governing such license, and shall enter into a written license agreement. This
                         Section 7.3(h) shall survive the termination of this Agreement.

         7.4      Effect of Termination.  Upon termination of this Agreement:

                    (a) Provided Client is not in Default, DVFS shall assist Client, at Client's sole expense, in converting Client's data and records to another administrator selected by Client.

                    (b) Whether or not Client is in Default, DVFS shall promptly return to Client, at Client's sole expense, all data, records and documents belonging to Client and then in DVFS's possession.

                    (c) All fees and expenses due to DVFS for Services rendered up to the date of termination, and all charges due to DVFS for conversion assistance and return of materials under this Section 7.4, shall be paid promptly by Client to DVFS.

                           SECTION 8: INDEMNIFICATION

         8.1 Indemnification by Client. Client shall indemnify and hold harmless DVFS (and its directors, officers, employees and agents) from and against any all demands, claims, actions, suits, proceedings (whether civil, criminal, administrative, investigative or otherwise), orders, judgments, liabilities, losses, damages, settlements, costs and expenses (including without limitation reasonable attorneys' fees, court costs, fines and penalties) arising out of or caused by (a) the performance by DVFS of the Services, except to the extent that DVFS shall not have performed the Services in compliance with this Agreement, (b) the failure or refusal by Client to substantially perform any of its obligations under this Agreement, or (c) the offer, sale, issuance or underwriting of any of the Policies (except to the extent DVFS is responsible for issuance of Policies hereunder) or any other policies offered, sold, issued or underwritten by Client or any of its affiliated insurers. Without limiting the generality of the foregoing, this indemnification by Client shall cover any and all liabilities, losses, damages, costs and expenses (including without limitation fines and penalties) arising out of or caused by any action or omission of DVFS in reasonable reliance upon any oral or written data or information, any oral or written request or instruction, or any form, application, certificate or other document, provided to DVFS by Client or by any Authorized Employee or agents, or by any holder, annuitant, owner, insured or beneficiary of the Policies, including without limitation any such action or omission which constitutes a violation of any federal, state or local law, rule or regulation.

         8.2 Indemnification by DVFS. DVFS shall indemnify and hold harmless Client (and its directors, officers, employees and agents) from and against any and all demands, claims, actions, suits, proceedings (whether civil, criminal, administrative, investigative or otherwise), orders, judgments, liabilities, losses, damages, settlements, costs and expenses (including without limitation reasonable attorneys' fees, court costs, fines and penalties) arising out of or caused by the performance by DVFS of the Services, but only to the extent that DVFS shall not have performed the Services in compliance with this Agreement. Without limiting the generality of the foregoing, this indemnification by DVFS shall cover any and all liabilities, losses, damages, costs and expenses (including without limitation fines and penalties) arising out of or caused by any violation of any federal, state or local law, rule or regulation resulting from DVFS's failure to perform the Services in compliance with this Agreement.

         8.3 Defense of Indemnification Matters. With respect to any demand or proceeding involving a matter ("Indemnification Matter") against which one party ("Indemnitee") is indemnified by the other party ("Indemnitor") under this Section 8, the Indemnitor shall be solely responsible, at its sole expense, for litigating, defending or otherwise attempting to resolve such demand or proceeding, and the Indemnitee shall fully cooperate with the Indemnitor and its counsel in their efforts to litigate, defend or otherwise attempt to resolve such demand or proceeding, and the Indemnitee shall have the right to participate therein through counsel of its own choice. The Indemnitor shall not, however, agree to any settlement without the Indemnitee's prior written consent, which shall not be unreasonably withheld.

          8.4 Indemnification, Policies and Payments. With respect to each Indemnification Matter:

          (a) Within 30 days after the Indemnitee receives written documents pertaining to the demand or proceeding underlying such Indemnification Matter, or within such shorter period of time as may be necessary under the circumstances to avoid prejudice to the Indemnitor's rights, the Indemnitee shall give notice to the Indemnitor of the nature of such Indemnification Matter and shall deliver to the Indemnitor copies of all such written documents.

          (b) Within 10 days after a final agreement is reached or a final judgment is rendered with respect to such Indemnification Matter, the Indemnitor shall pay to the Indemnitee any amounts to which the Indemnitee is entitled under this Section 8, provided that the Indemnitee may offset such amounts against any sums it may then owe to the Indemnitor.

          8.5 Survival. The provisions of this Section 8 shall survive the termination of this Agreement.

                           SECTION 9: OTHER PROVISIONS

         9.1 Notices. All notices and consents required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if and when (a) delivered personally, (b) transmitted by prepaid telegram or telex, (c) mailed by first class certified mail, return receipt requested, postage prepaid, or (d) sent by a nationally recognized express courier service, postage or delivery charges prepaid, to Client at is address stated on the first page of this Agreement, or to DVFS at Great Valley Corporate Center, Ten Valley Stream Parkway, Malvern, Pennsylvania 19355, Attention: President. Either party may from time to time change its address for notices, by giving notice of a new address to the other party in accordance with this Section 9.1.

         9.2 Relationship between Parties. Client acknowledges that DVFS has entered into and in the future may enter into administration agreements and other arrangements with other insurance companies. No provision of this Agreement shall in any manner restrict the right of DVFS to transact business of nay nature with other insurance companies or any other Persons. The relationship between Client and DVFS shall be that of independent contractors, and no provision of this Agreement shall be construed to constitute either party as a partner, joint venturer or agent of the other. Neither party shall have any authority to bind the other party in any manner. Neither party shall be liable in any manner for the debts and liabilities of the other party, and , except as provided in this Agreement, each party shall be solely responsible for all costs and expenses incurred by it in performing its obligations under this Agreement.

         9.3 Assignments. Neither party shall, voluntarily, by operation of law or otherwise, assign any of its rights or obligations under this Agreement without the prior consent of the other party, except that (a) DVFS, in its sole discretion, may delegate or subcontract certain of its obligations under this Agreement without Client's consent, provided that DVFS shall remain liable for all such obligations, and provided further, however, that with respect to any material obligation to be performed by DVFS under this Agreement, the prior written consent of Client shall first be obtained, (b) DVFS may assign this Agreement, without Client's consent, to a successor to or purchaser of all or substantially all of that part of DVFS's business to which this Agreement relates, if the successor or purchaser agrees in writing to be bound by the provisions of this Agreement, and (c) Client may assign this Agreement, without DVFS's consent, to AIG Life Insurance Co., Delaware American Life Insurance Company, or another substantive affiliate of Client. The assigning party shall promptly notify the other party of any such assignment.

         9.4 Entire Understanding. This Agreement, together with the attached Schedules, states the entire understanding between the parties with respect to the subject matter hereof, and supersedes all earlier and contemporaneous oral and written communications and agreements with respect to the same subject matter. This Agreement shall not be modified except as provided in this Agreement or in a written document signed by both parties, and this Agreement shall not be terminated except as provided in Section 7.3 or in a written document signed by both parties.

         9.5 Parties in Interest. This Agreement shall bind Client and DVFS and their respective successors and assigns. This Agreement shall benefit and be enforceable by Client and DVFS, and, to the extent permitted by this Agreement, their respective successors and assigns.

         9.6 No Waivers. No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by either party shall constitute a waiver of , or shall preclude any other or further exercise of , the same or any other right, power or remedy.

         9.7 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions of this Agreement shall not be affected thereby and shall be enforceable without regard thereto.

         9.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

         9.9 Section Headings. Section and subsection headings are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

         9.10 Controlling Law. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed solely therein.

         9.11 Definition of Person. As used in this Agreement, "Person" means any individual, sole proprietorship, joint venture, partnership, corporation, bank, insurance company, association, cooperative, trust, estate, government (or any branch, agency or subdivision thereof), regulatory authority, or any other entity.

         9.12 Arbitration. Any disputes between the parties arising out of, or relating to this Agreement shall be submitted to and settled by arbitration in the City of Philadelphia, Pennsylvania, before and in accordance with the rules then recognized by the American Arbitration Association. Each party shall be responsible for its own travel expenses. Each party shall pay 50% of the fees and expenses of any arbitration, unless the arbitrators determine that one party acted arbitrarily or in bad faith, in which case that party shall pay all such fees and expenses. Decisions of the arbitrators shall be final and binding upon both parties, and judgment thereon may be entered in any court of competent jurisdiction.

         9.13 Definition of Affiliated Insureres. As used in this Agreement, "Affiliated Insurers" of Client means any existing domestic life insurer affiliated of Client.


                  WITNESS THE DUE EXECUTION AND DELIVERY HEREOF as the date first stated above.

                                                  CLIENT:
         DELAWARE VALLEY FINANCIAL                AMERICAN INTERNATIONAL LIFE
         SERVICES, INC.                           ASSURANCE COMPANY OF NEW YORK


         By:      /s/ A.C. Alloway, Jr.              By:  /s/ James A. Bambrick

         Print                                       Print
         Name:    A.C. Alloway, Jr.                  Name:  James A. Bambrick

         Title:   President                          Title:  Vice President